Exhibit 99.1

Editorial contacts Blair Hinderliter, HP +1 650 258 6610 blair.j.hinderliter@hp.com www.hp.com/go/newsroom	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 hp.com

HP Partners with Tsinghua to Create a Chinese Technology Powerhouse

•                 Tsinghua Holdings subsidiary to acquire 51% stake in a newly created business comprising H3C Technologies and HP’s China-based server, storage and technology services businesses

•                 New H3C to be HP’s exclusive provider of servers, storage and networking, as well as hardware support services in China

PALO ALTO, Calif. and BEIJING, China, May 21, 2015 — HP and Tsinghua Holdings today jointly announced a partnership that will bring together Chinese enterprise technology assets of Hewlett Packard and China’s prestigious Tsinghua University to create the leading Chinese provider of technology infrastructure.

Under the definitive agreement, Tsinghua Holdings subsidiary, Unisplendour Corporation, will purchase a 51% stake in a new business called H3C, comprising H3C Technologies and HP’s China-based server, storage and technology services businesses, for approximately $2.3 billion, valuing the total business at $4.5 billion (net of cash and debt). Combining these two entities, the new H3C will be a technology powerhouse in China with a market-leading portfolio that will be #1 in networking and a leader in servers, storage and technology services.

HP sees continued long-term growth opportunities in China, and HP China will maintain 100% ownership of its existing China-based Enterprise Services, Software, HP Helion Cloud, Aruba Networks, Printing and Personal Systems businesses.

“HP is making a bold move to win in today’s China,” said Meg Whitman, Chairman and CEO, HP. “Partnering with Tsinghua, one of China’s most respected institutions, the new H3C will be able to drive even greater innovation for China, in China. The combined company will build upon an extensive and valuable patent portfolio, best-in-class products and customer focus, and Tsinghua’s world-class research capability. In one move, we have repositioned HP and H3C to accelerate overall performance and better serve our customers and partners.”

With approximately 8,000 employees and approximately $3.1 billion in annual revenue, the new H3C will be the leading provider of converged infrastructure solutions and technology services in the China market.  The company will offer customers a complete portfolio of enterprise IT solutions, including networking, servers, storage and services, and will maintain H3C’s current localized, high-touch, customer-first service model.  The new H3C will build off of its legacy of innovation, with over 5,700 patents and 2,500 engineers focused on developing differentiated technology solutions for the future of compute infrastructure.

Once the transaction closes, the new H3C will be the exclusive provider for HP’s server, storage and networking portfolio, as well as HP’s exclusive hardware support services provider in China, customized for that market.

The new H3C will become a subsidiary of Unisplendour, a publicly traded operating subsidiary of Tsinghua Holdings Co., Ltd., the asset management arm of prestigious Tsinghua University in China. Unisplendour is currently among the top software vendors and system integrators in China, and has been in a long-term strategic distribution partnership with HP since 1999.

Until the close, Henry Tso will continue to lead H3C Technologies’ networking business and Ye Jian will continue to lead HP China’s Server, Storage and Technology Services businesses.  Separately, Robert Mao will remain the chairman of HP China, which will include HP’s Enterprise Services, Software and Cloud businesses in China.  All three leaders will be actively involved in determining the most effective management team for the new organization.

Weiguo Zhao, Chairman of Tsinghua Unigroup and Unisplendour Corporation, commented: “H3C is a leading networking provider in China and HP China is a leading provider of servers, storage and technology services.  Tsinghua and Unisplendour, as the majority shareholder of the new H3C, will embrace and welcome the new H3C to the family of the China domestic IT industry.  The transaction for H3C will also release great potential in the China market.  Tsinghua has enjoyed a long-term partnership with China HP and H3C.  We see extensive synergies with the new H3C.  Tsinghua University’s leading R&D capability, wide domestic resources, and vast human capital resources will empower the new H3C’s growth in the short-term, mid-term, and long-term.  We are pleased to announce and look forward to a strong partnership with HP in the many years to come.”

The new H3C generated CY2014 adjusted revenues of $3.1 billion, adjusted operating profit of $0.4 billion and adjusted GAAP net income of $0.3 billion. HP will equity account for its investment going forward.

The transaction is expected to close near the end of 2015, subject to Unisplendour shareholder vote, regulatory approvals and other closing conditions.

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals and Unisplendour shareholder vote; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the new H3C business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2014 and HP’s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2015. HP assumes no obligation and does not intend to update these forward-looking statements.

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